Exhibit 99.4

Consent of Perella Weinberg Partners LP

We hereby consent to the use in the initial filing of the Registration Statement on Form S–4 of Alpha Natural Resources, Inc. (the “Registration Statement”) and in the Joint Proxy Statement/Prospectus of Alpha Natural Resources, Inc. and Massey Energy Company, which is part of the initial filing of such Registration Statement, of our opinion dated January 28, 2011 appearing as Annex D to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary — Opinions of Financial Advisors — Opinion of Massey’s Financial Advisor,” “The Merger — Background of the Merger,” “The Merger — Massey’s Reasons for the Merger and Recommendation of Massey’s Board of Directors” and “The Merger — Opinions of Massey’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ PERELLA WEINBERG PARTNERS LP

PERELLA WEINBERG PARTNERS LP

New York, New York

March 17, 2011